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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                           National Mercantile Bancorp
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    636912107
                                 (CUSIP Number)

                                Richard G. Erstad
                               Faegre & Benson LLP
                             2200 Wells Fargo Center
                               90 South 7th Street
                          Minneapolis, Minnesota 55402
                                 (612) 336-3000
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                November 30, 2000
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13D

CUSIP NO.  636912107                                           PAGE 2 OF 4 PAGES
--------------------                                           -----------------

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    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Texas Financial Bancorporation, Inc., a Minnesota corporation(1)
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                         (B) [ ]
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    3      SEC USE ONLY

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    4      SOURCE OF FUNDS*
           WC, BK
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    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    [ ]
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    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Minnesota
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                                                  7     SOLE VOTING POWER
                 NUMBER OF                              1,472,089
                  SHARES                       ---------------------------------
               BENEFICIALLY                       8     SHARED VOTING POWER
                 OWNED BY                               0
                   EACH                        ---------------------------------
                 REPORTING                        9     SOLE DISPOSITIVE POWER
                  PERSON                                  1,472,089
                   WITH                        ---------------------------------
                                                 10     SHARED DISPOSITIVE POWER
                                                        0
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   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,472,089
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   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                          [X]
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   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           60.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           CO
--------------------------------------------------------------------------------

(1) Successor by merger to Conrad Company, a Montana corporation.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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ITEM 2.  IDENTITY AND BACKGROUND

         This statement amends the previous filing of Conrad Company, a Montana corporation, dated September 15, 2000. Texas Financial Bancorporation, Inc., a Minnesota corporation and the sole shareholder of Conrad Company, is now the reporting person, being successor by merger to Conrad Company.


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SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

December 20, 2000                 /s/ Paige Winebarger
-------------------------         ----------------------------------------------
         Date                                      Signature

                                  Paige Winebarger,
                                  Senior Vice President and Corporate Secretary
                                  ----------------------------------------------
                                                   Name/Title


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